Exhibit (a)(1)

CITRIX SYSTEMS, INC.

OFFER TO AMEND ELIGIBLE OPTIONS

SEPTEMBER 11, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 11:59 P.M., ET, ON OCTOBER 8, 2007

UNLESS THE OFFER IS EXTENDED

Citrix Systems, Inc. (“Citrix”, the “Company”, “us” or “we”) is making the offer set forth in this document (the “Offer”) to certain individuals to amend certain outstanding stock options to purchase Citrix common stock previously granted to them under the following stock incentive plans (collectively, the “Plans”):

•	The Citrix Systems, Inc. Amended and Restated 1995 Stock Plan (the “1995 Plan”);

•	The 2000 Stock Incentive Plan of Net6 (the “Net6 Plan”); and

•	The 2005 Equity Incentive Plan (the “2005 Plan”).

A stock option will be subject to this Offer only to the extent that option meets each of the following conditions:

(i)	The option was granted under one of the Plans;

(ii)	The option was retroactively priced in that the exercise price per share currently in effect for that option is based on the fair market value per share of Citrix common stock on a date earlier than the date on which the option grant was actually finalized;

(iii)	The option has an exercise price per share that is less than the fair market value per share of the common stock underlying the option on the date on which the option grant was actually finalized;

(iv)	The option was unvested as of December 31, 2004;

(v)	The option is held by an individual who is, on the expiration of this Offer, a current employee of the Company (other than an executive officer or director) or an affiliated entity (such as a subsidiary or joint venture entity) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and

(vi)	The option is outstanding on the expiration date of this Offer.

An option that satisfies each of the foregoing conditions is designated an “Eligible Option” for purposes of this Offer. If only a portion of the option meets the foregoing conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this Offer. The Offer will expire on the expiration date, currently set for October 8, 2007, unless extended (the “Expiration Date”).

Unless remedial action is taken to adjust the exercise price of an Eligible Option, that option may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and comparable state tax laws. Accordingly, the Company is making this Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend those options to the extent necessary to avoid such adverse taxation. The amendment will adjust the exercise price per share currently in effect for the Eligible Option to the fair market value per share of Citrix common stock on the actual grant date of that option. The new exercise price per share will be designated the “New Exercise Price” and will become effective on the first business day following the Expiration Date (the “Amendment Date”). The option as so amended for the New Exercise Price will be designated an “Amended Option.”

If only a portion of an outstanding option is an Eligible Option (i.e., the portion of such option that was unvested as of December 31, 2004), then only that portion may be amended pursuant to this Offer. The balance of such option will not be subject to this Offer and will not constitute an Eligible Option for purposes of this Offer. That portion (i.e., the portion that was vested as of December 31, 2004) will retain its current exercise price and will not be subject to adverse tax consequences under Section 409A of the Code and comparable state tax laws.

Each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to this Offer will become entitled to a special Cash Payment (the “Cash Payment”) with respect to that option. The amount of the Cash Payment payable with respect to each Eligible Option that is amended to increase the exercise price to the New Exercise Price will be determined by multiplying (i) the amount by which the New Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of the Company’s common stock purchasable under that option at the New Exercise Price. The Cash Payment is currently expected to be paid in January 2008. Such a delayed payment is required by applicable Internal Revenue Service (“IRS”) regulations. The payment when made will be subject to the Company’s collection of all applicable withholding taxes and other amounts required to be withheld by the Company. Such Cash Payment will be paid whether or not you continue in the Company’s employ through the payment date.

If you are not in the employ of the Company or any affiliated entity on the expiration date of this Offer, then none of your tendered Eligible Options will be amended, and you will not become entitled to any Cash Payment with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

If you are an Eligible Optionee, then you will receive an email announcing this Offer and containing a link to the Offer website. Once you have logged onto the Offer website and clicked on the MAKE AN ELECTION button, you will be directed to your “Election Form” that contains personalized information with respect to each Eligible Option you hold:

•	The grant date indicated for each Eligible Option;

•	The original exercise price per share in effect for that option;

•	The number of shares subject to the Offer;

•	The new exercise price per share; and

•	The amount of Cash Payment payable with respect to each Eligible Option.

The exercise price per share for each tendered Eligible Option will be increased to the New Exercise Price on the Amendment Date. Subject to satisfaction of the conditions to the Offer, we currently intend to accept for amendment on the Expiration Date all Eligible Options tendered by Eligible Optionees who accept the Offer. The amendment will result in a new exercise price per share equal to the New Exercise Price. No other changes will be made to the tendered Eligible Options. Accordingly, each amended Eligible Option will otherwise continue to be subject to the same vesting schedule, exercise period, option term and other terms and conditions as in effect for that option immediately before the amendment.

As of September 5, 2007, options to purchase approximately 26,202,342 shares of our common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to approximately 551,912 shares of our common stock.

We are making this Offer upon the terms and subject to the conditions set forth in this Offer, including the conditions described in Section 7. You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A and comparable state tax laws. For that reason, we recommend that you consult with your personal tax advisor to determine the consequences of accepting or declining the Offer.

Shares of our common stock are quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “CTXS.” On September 5, 2007, the last reported sale price of our common stock on Nasdaq was $36.52 per share. The New Exercise Price to be in effect for each Eligible Option amended pursuant to the Offer will represent the fair market value of Citrix common stock on the date on which the option grant was actually finalized. Neither the exercise price currently in effect for each Eligible Option nor the New Exercise Price for each such option is meant to reflect our view of what the trading price of our common stock will be in the short, medium or long-term.

You should direct questions about the Offer or requests for assistance to the Citrix Stock Administration Department at employeeservices-stock@citrix.com.

We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document and the related Tender Offer Statement on Schedule TO, including the documents incorporated therein and the exhibits thereto. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer and the related Tender Offer Statement on Schedule TO, including the documents incorporated therein and the exhibits thereto, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer and the related Tender Offer Statement on Schedule TO, including the documents incorporated therein and the exhibits thereto.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

IMPORTANT INFORMATION

If you wish to tender one of your Eligible Options for amendment, you must tender all of your Eligible Options. To do this you must properly complete and sign the Election Form in accordance with the applicable instructions for that form. You can complete this process by accessing the Offer website at https://ctxs.equitybenefits.com.

Once you have completed the election process for tendering your Eligible Options, you will receive an email confirming the fact that you have tendered your Eligible Options and setting forth the terms and conditions of your Amended Options. This email will constitute an effective amendment to your Eligible Options, and you will not be asked to sign any documents in connection with your Amended Options. The email will set forth the increases to the exercise prices of your Amended Options and confirm the Company’s unconditional obligation to pay you the Cash Payment for each of your Amended Options. Such Cash Payment is currently expected to be paid in January 2008 and will be paid whether or not you continue in the Company’s employ through the payment date.

The key dates to remember in connection with the Offer are as follows:

The commencement date of the Offer is September 11, 2007.

The Offer will expire on October 8, 2007 (unless we extend the Offer).

The Eligible Options will be amended as of October 9, 2007 (unless we extend the Offer). Please be aware that your option account with E*Trade may not accurately reflect the amendment for one to two business days following the Amendment Date.

The Cash Payment for the Amended Options is currently expected to be paid in January 2008. Such a delayed payment is required by applicable IRS regulations.

We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

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INDEX TO SUMMARY TERM SHEET

QUESTION	PAGE

WHAT OPTIONS ARE ELIGIBLE FOR AMENDMENT PURSUANT TO THE OFFER?	1

DOES THE OFFER APPLY TO SHARES OF CITRIX COMMON STOCK THAT I CURRENTLY OWN?	1

WHAT HAPPENS TO THE PORTION OF MY ELIGIBLE OPTION(S) THAT I HAVE ALREADY EXERCISED?	1

WHAT HAPPENS TO THE PORTION OF MY ELIGIBLE OPTION(S) THAT WAS VESTED AS OF DECEMBER 31, 2004?	2

WHAT OTHER DEFINED TERMS ARE IMPORTANT TO UNDERSTANDING THE OFFER?	2

WHY IS CITRIX MAKING THE OFFER?	2

ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?	3

WHAT ARE THE COMPONENTS OF THE OFFER?	3

IS THE CASH PAYMENT SUBJECT TO VESTING? WILL I RECEIVE THE CASH PAYMENT IF MY EMPLOYMENT TERMINATES BEFORE I FULLY VEST IN THE AMENDED OPTIONS OR BEFORE THE CASH PAYMENT IS PAID?	3

DO I RECEIVE THE CASH PAYMENT EVEN IF I NEVER EXERCISE THE AMENDED OPTIONS?	3

WHY WON’T I RECEIVE MY CASH PAYMENT IMMEDIATELY FOLLOWING THE EXPIRATION OF THE OFFER?	3

WHAT HAPPENS IF I AM NOT A CURRENT EMPLOYEE ON THE EXPIRATION DATE?	3

WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?	4

WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?	4

HOW WILL MY CASH PAYMENT BE TAXED?	4

WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?	5

WHAT SECURITIES ARE SUBJECT TO THE OFFER?	5

AM I REQUIRED TO PARTICIPATE IN THE OFFER?	5

WILL MY DECISION ABOUT WHETHER TO PARTICIPATE OR NOT IN THE OFFER AFFECT MY ELIGIBILITY TO RECEIVE FUTURE EQUITY AWARDS FROM CITRIX?	5

HOW MIGHT STOCK PRICE FLUCTUATIONS IN THE FUTURE IMPACT MY DECISION?	5

DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTIONS?	5

IF I CHOOSE TO PARTICIPATE IN THE OFFER, ARE THERE CIRCUMSTANCES UNDER WHICH MY ELIGIBLE OPTIONS WOULD BE AMENDED BUT I WOULD NOT RECEIVE A CASH PAYMENT FOR THEM?	6

WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?	6

WHEN WILL MY ELIGIBLE OPTIONS BE AMENDED?	6

WHEN CAN I EXERCISE MY AMENDED OPTIONS?	6

WHEN WILL MY AMENDED OPTIONS VEST?	6

WHEN WILL MY AMENDED OPTIONS EXPIRE?	6

CAN I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT?	6

WILL MY AMENDED OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?	7

WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?	7

WHAT ARE THE CONDITIONS TO THE OFFER?	7

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?	7

HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?	7

DURING WHAT PERIOD OF TIME MAY I CHANGE MY ELECTION WITH RESPECT TO MY ELIGIBLE OPTIONS?	8

WHAT DOES CITRIX THINK OF THE OFFER?	8

WHAT ARE SOME OF THE KEY DATES TO REMEMBER?	8

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?	8

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document. We have included section references to the relevant sections of the document where you can find a more complete description of the topics in this summary term sheet.

WHAT OPTIONS ARE ELIGIBLE FOR AMENDMENT PURSUANT TO THE OFFER?

Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise and before January 1, 2008. Citrix has decided to offer eligible persons holding such options the opportunity to amend each such option to avoid adverse taxation under Section 409A.

An outstanding option to purchase shares of Citrix common stock will be eligible for amendment pursuant to the Offer if that option meets each of the following conditions:

(i)	The option was granted under one of the Plans;

(ii)	The option was retroactively priced in that the exercise price per share currently in effect for that option is based on the fair market value per share of Citrix common stock on a date earlier than the date on which the option grant was actually finalized;

(iii)	The option has an exercise price per share that is less than the fair market value per share of the common stock underlying the option on the date on which the option grant was actually finalized;

(iv)	The option was unvested as of December 31, 2004;

(v)	The option is held by an individual who is, on the expiration of this Offer, an Eligible Optionee; and

(vi)	The option is outstanding on the expiration date of this Offer.

An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this Offer. (Section 1)

DOES THE OFFER APPLY TO SHARES OF CITRIX COMMON STOCK THAT I CURRENTLY OWN?

No. The Offer relates only to Eligible Options that are currently unexercised.

WHAT HAPPENS TO THE PORTION OF MY ELIGIBLE OPTION(S) THAT I HAVE ALREADY EXERCISED?

Pursuant to the transitional relief provided under Section 409A, if you exercised your Eligible Option (or portion thereof) on or prior to December 31, 2005, that exercised portion should not be subject to the adverse personal tax consequences under Section 409A.

However, if you exercised your Eligible Option(s) (or portion thereof) during calendar year 2006 or 2007, no similar transitional relief has been provided by the IRS. The exercised Eligible Option(s) (or portion thereof) may be subject to adverse personal tax consequences under Section 409A (and similar state tax laws).

WHAT HAPPENS TO THE PORTION OF MY ELIGIBLE OPTION(S) THAT WAS VESTED AS OF DECEMBER 31, 2004?

Stock options (or any portion of a stock option) that vested as of December 31, 2004 are not subject to Section 409A, so long as such stock options have not been materially modified after October 3, 2004.

WHAT OTHER DEFINED TERMS ARE IMPORTANT TO UNDERSTANDING THE OFFER?

For purposes of this Offer, you also should be familiar with the following additional definitions.

“New Exercise Price” is the New Exercise Price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the fair market value per share of the Company’s common stock on the date on which the option grant was actually finalized.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Citrix common stock purchasable under that option to the New Exercise Price determined for such option.

“Amendment Agreement” will mean the Stock Option Amendment and Cash Payment Agreement that will document the New Exercise Price for each of your Amended Options and set forth the terms of the Cash Payment payable with respect to those Amended Options.

“Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the New Exercise Price and will be October 9, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Cash Payment” is the special Cash Payment to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.

“Election Form” is the form that the Eligible Optionee must use to notify the Company as to whether he or she has elected to tender his or her Eligible Options for amendment pursuant to the terms of the Offer.

“Eligible Optionee” is each person who possesses Eligible Options and is, on the expiration date of the Offer, a current employee of the Company (other than an executive officer or director) or any affiliated entity (such as a subsidiary or joint venture entity) and subject to income taxation in the United States with respect to his or her Eligible Options.

“Fair Market Value” per share of Citrix common stock on any relevant date will be deemed to be equal to the closing price per share of such stock on that date on Nasdaq.

WHY IS CITRIX MAKING THE OFFER?

We are making this Offer to amend the Eligible Options because of potential adverse tax consequences that may apply to those options. As a result of a thorough investigation of the Company’s past option granting practices and related accounting, the Company has determined that each Eligible Option was retroactively priced in that the exercise price per share currently in effect for that option was based on the fair market value per share of Citrix common stock on a date earlier than the date on which that option grant was actually finalized. Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. Citrix has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by amending the exercise price per share to the New Exercise Price determined for each such option. By taking such remedial action, Eligible Optionees can avoid the adverse tax consequences summarized in Section 2 of the Offer.

Your individualized Eligible Option table in the Election Form that is available on the Offer website (https://ctxs.equitybenefits.com) will also set forth the actual grant date and option number for each Eligible Option you hold, the original per share of Citrix common stock on that date, the number of shares of common stock subject to each Eligible Option, the new exercise price and the cash amount payable to you in January 2008.

ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?

Yes. If you are a current employee of the Company (other than an executive officer or director) or an affiliated entity holding an Eligible Option and subject to taxation in the United States with respect to that option, then you are eligible to participate in the Offer even if you are not currently residing in the United States. (Section 1)

WHAT ARE THE COMPONENTS OF THE OFFER?

If an Eligible Option is amended pursuant to the Offer, then the exercise price of that option will be increased to the fair market value per share on the date on which the option grant was actually finalized. The New Exercise Price will avoid the potential taxation of that option under Section 409A. In addition, each Eligible Optionee whose Eligible Options are so amended will become entitled to a special Cash Payment from the Company (the “Cash Payment”). The amount of the Cash Payment payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the New Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of the Company’s common stock purchasable under that option at the New Exercise Price. The Cash Payment is currently expected to be paid in January 2008. Such a delayed payment is required by applicable IRS regulations. The payment when made will be subject to the Company’s collection of all applicable withholding taxes and other payments required to be withheld by the Company. Such Cash Payment will be paid whether or not you continue in the Company’s employ through the payment date. (Section 1)

IS THE CASH PAYMENT SUBJECT TO VESTING? WILL I RECEIVE THE CASH PAYMENT IF MY EMPLOYMENT TERMINATES BEFORE I FULLY VEST IN THE AMENDED OPTIONS OR BEFORE THE CASH PAYMENT IS PAID?

The Cash Payment is not subject to vesting or otherwise subject to forfeiture. Eligible Optionees will be entitled to receive the Cash Payment regardless of whether or not they remain employed with Citrix on the actual payment date and regardless of whether the Amended Options to which such payment relates have vested or ever vest.

DO I RECEIVE THE CASH PAYMENT EVEN IF I NEVER EXERCISE THE AMENDED OPTIONS?

Yes. The Cash Payment is currently expected to be paid in January 2008, regardless of whether you have exercised the Amended Options at that time and regardless of whether you ever exercise the Amended Options.

WHY WON’T I RECEIVE MY CASH PAYMENT IMMEDIATELY FOLLOWING THE EXPIRATION OF THE OFFER?

The IRS guidance under Section 409A that allows us to offer you the opportunity to avoid adverse tax consequences by amending your Eligible Options also impose certain requirements regarding the timing of the cash payments. The guidance does not allow us to make the cash payment in the same year in which the options are amended. Therefore, the earliest we can make these cash payments to Eligible Optionees who participate in the Offer is in January of 2008. Any cash payments received for Eligible Options that you elect to amend will be subject to regular income and employment tax withholding at the time of receipt.

WHAT HAPPENS IF I AM NOT A CURRENT EMPLOYEE ON THE EXPIRATION DATE?

If you are not in the employ of the Company or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Payment with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. (Section 1)

WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS have provided guidance and issued final regulations with respect to certain items of compensation under Section 409A. That guidance and the final regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance before exercise and before January 1, 2008, we believe, on the basis of our understanding and interpretation of the applicable guidance, that the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below, although it is not entirely clear at present how that option will actually be taxed under Section 409A.

The adverse tax consequences include income tax consequences in the year the option becomes vested, even though the option has not been exercised. Under IRS guidance to date, it appears that the measurement date for determining taxation is December 31 of the year of vesting, unless the option is exercised prior to year end; in which case, the measurement date for determining income inclusion is the date of exercise. On the measurement date, the optionee would recognize taxable income in an amount equal to the fair market value of the option shares on such date, less the exercise price. In addition, federal law imposes a 20% penalty tax, plus interest. Further, it is possible that during each subsequent taxable year (until the option is exercised or expires), any increase in the fair market value of the shares underlying the option will be taxable to the optionee and may be subject to the additional 20% tax and interest penalties.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

If you exercise an Eligible Option in the 2007 calendar year without first bringing that option into compliance with Section 409A, then it is possible that the 20% penalty tax under Section 409A may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties may be based on the spread (the excess of the fair market value per share over the exercise price) which existed on the vested option shares at the close of the 2005 and 2006 calendar years. However, the applicable IRS guidance to date is not entirely clear on this point.

WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price.

By amending the exercise prices of your Eligible Options to the New Exercise Prices, you will also avoid the adverse taxation of those options under Section 409A. Accordingly, as your Amended Options vest in one or more installments, you will not recognize taxable income with respect to the option shares that vest each year, and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A. You will only be taxed with respect to your Amended Options when you exercise those options. However, you will recognize taxable income when you receive the Cash Payment paid with respect to your Amended Options. (Section 2)

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional tax consequences of participation in the Offer.

All Eligible Optionees should consult with their own personal tax advisor as to the tax consequences of accepting the Offer.

HOW WILL MY CASH PAYMENT BE TAXED?

You will be taxed upon your receipt of the Cash Payment. The payment will constitute wages for tax withholding purposes. Accordingly, the Company must withhold all applicable U.S. federal, state and local income and employment taxes with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld. (Section 2)

WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?

If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you will be subject to the adverse taxation under Section 409A in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A and comparable state tax laws.

WHAT SECURITIES ARE SUBJECT TO THE OFFER?

The Offer covers only Eligible Options. Your Election Form accessible on the Offer website at https://ctxs.equitybenefits.com will contain a personal summary of the Eligible Options that you currently hold, including the actual grant date and option number for each Eligible Option you hold, the original per share price of Citrix common stock on that date, the number of shares of common stock subject to each Eligible Option, the new exercise price and the cash amount payable to you in January 2008. (Section 1)

AM I REQUIRED TO PARTICIPATE IN THE OFFER?

No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for amendment pursuant to the Offer or to retain those options and seek another alternative to bring those options into compliance with Section 409A. If you decide to accept the Offer, you must submit a properly completed Election Form for your tendered Eligible Options. (Section 4)

If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you will be subject to the adverse taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws. (Section 3)

WILL MY DECISION ABOUT WHETHER TO PARTICIPATE OR NOT IN THE OFFER AFFECT MY ELIGIBILITY TO RECEIVE FUTURE EQUITY AWARDS FROM CITRIX?

No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive additional option grants or other equity awards in the future from Citrix.

HOW MIGHT STOCK PRICE FLUCTUATIONS IN THE FUTURE IMPACT MY DECISION?

While we believe that this Offer will give Eligible Optionees the opportunity to avoid the adverse personal tax consequences of Section 409A and state tax laws of similar effect, we cannot guarantee that Eligible Optionees will ultimately be better off by holding options with the Amended Exercise Price than they would by not participating in the Offer, exercising at the original exercise price, and paying the resulting taxes and any associated penalties and interest charges. We strongly recommend that you consult with your personal financial, tax, and legal advisors to determine the consequences of accepting or rejecting the Offer.

DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTIONS?

If you wish to accept this Offer you must tender all of your Eligible Options for amendment. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option. (Section 4)

IF I CHOOSE TO PARTICIPATE IN THE OFFER, ARE THERE CIRCUMSTANCES UNDER WHICH MY ELIGIBLE OPTIONS WOULD BE AMENDED BUT I WOULD NOT RECEIVE A CASH PAYMENT FOR THEM?

No. However, your option will not be amended and the Cash Payment will not be made if we are prohibited from doing so by applicable rules or laws. For example, we could become prohibited from amending options as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time.

WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?

Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions as in effect for such option immediately before the amendment. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that option. No change to the vesting schedule or other terms will occur by reason of the amendment. (Section 9)

WHEN WILL MY ELIGIBLE OPTIONS BE AMENDED?

The exercise price for each Eligible Option tendered pursuant to this Offer will be amended to the New Exercise Price on October 9, 2007, or if the Offer is extended, the first business day following the extended expiration date. The date the exercise price for an Eligible Option is increased to the New Exercise Price will constitute the Amendment Date, and each Eligible Option that is so amended will be designated an Amended Option.

Once you have completed the election process for tendering your Eligible Options, you will receive an email confirming the fact that you have tendered your Eligible Options and setting forth the terms and conditions of your Amended Options. This email will constitute an effective amendment to your Eligible Options, and you will not be asked to sign any documents in connection with your Amended Options. The email will set forth the increases to the exercise prices of your Amended Options and confirm the Company’s unconditional obligation to pay you the Cash Payment for each of your Amended Options. Such Cash Payment is currently expected to be paid in January 2008 and will be paid whether or not you continue in the Company’s employ through the payment date.

WHEN CAN I EXERCISE MY AMENDED OPTIONS?

You may exercise an Amended Option for vested option shares at any time following its amendment to the New Exercise Price and before its termination. An Amended Option may not be exercised for more than the number of vested shares for which it is at the time exercisable.

WHEN WILL MY AMENDED OPTIONS VEST?

If your options are amended, they will continue to vest according to the vesting schedule of your original options. Future vesting is subject to continued employment with us through each relevant vesting date.

WHEN WILL MY AMENDED OPTIONS EXPIRE?

Your Amended Options, if any, will expire on the same date your original Eligible Options were scheduled to expire under the terms of the relevant Plan.

CAN I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT?

You cannot exercise your Eligible Options before the Amendment Date without voiding your acceptance of the Offer. You may exercise your Eligible Options before the Amendment Date, provided such exercise complies with the existing terms of your Eligible Options, the Citrix Statement of Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information and any interim blackout periods during which transactions to buy and sell Citrix stock are prohibited. However, if you exercise your

Eligible Options before the Amendment Date, any election you have made to accept the Offer as to all of the Eligible Options will be null and void. Consequently, you may personally incur adverse tax consequences under Section 409A with respect to all your Eligible Options you exercise before the Amendment Date on which they are amended pursuant to the Offer. You will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws.

WILL MY AMENDED OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?

Because your Eligible Options were granted with exercise prices below the fair market value of the option shares on the actual dates on which those options were granted, the options are non-statutory options under the U.S. federal income tax laws, and they will remain non-statutory options after the amendment to the New Exercise Prices. Therefore, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the New Exercise Price paid for those shares, and Citrix must collect the applicable withholding taxes with respect to such income.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction of exercising your options.

WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?

You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time before the termination or expiration of that option provided such exercise complies with the existing terms of your options, the Citrix Statement of Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information and any interim blackout periods during which transactions to buy and sell Citrix stock are prohibited. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A.

WHAT ARE THE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment. (Section 1)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The Offer will expire at 11:59 P.M. Eastern Time on October 8, 2007, unless we extend the Offer.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 A.M. Eastern Time on the next business day following the previously scheduled expiration of the Offer period. (Section 16)

HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?

In order to tender your Eligible Options for amendment pursuant to the Offer, you must log on to the Offer website at https://ctxs.equitybenefits.com and click on the MAKE AN ELECTION button to proceed with your election. You will be redirected to the first page of the Election Form. You will need to check the appropriate box to indicate whether you elect to tender your Eligible Options in accordance with the terms of the Offer. After completing the Election Form, you will be allowed to review your election. If you are satisfied with your election, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to a confirmation page titled “Election Confirmation” that will allow you to print your election information. Please print this page and keep a copy for your records. You will then be deemed to have completed the election process for tendering your Eligible Options.

If you are not able to submit your election electronically via the Offer website as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to the Company by mailing it to the Citrix Stock Administration Department at Citrix Systems, Inc., Attn: Stock Administration Department, 851 West Cypress Creek Road, Fort Lauderdale, FL 33309. To obtain a paper Election Form, please contact the Stock Administration Department via e-mail at employeeservices-stock@citrix.com or via facsimile at (954) 267-2565.

You must complete the tender and election process in the foregoing manner by 11:59 P.M. Eastern Time on October 8, 2007. If we extend the Offer beyond October 8, 2007, you must complete the process before the extended expiration date of the Offer.

We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form from you before the expiration of the Offer, we will not accept your Eligible Options for amendment. Those options will not be amended pursuant to this Offer, and no Cash Payment will be paid with respect to those options.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and we will amend those options on the next business day thereafter. (Section 6)

DURING WHAT PERIOD OF TIME MAY I CHANGE MY ELECTION WITH RESPECT TO MY ELIGIBLE OPTIONS?

You may change your previously submitted election at any time before 11:59 P.M. Eastern Time on October 8, 2007 (or any extended expiration date of the Offer). If you would like to change your election, you must log on to the Offer website at https://ctxs.equitybenefits.com, complete and submit a new Election Form. You should print a copy of your revised election information and keep the copy with your other records for this Offer.

You may change your previously submitted elections as many times as you would like before the expiration of the Offer. (Section 5)

WHAT DOES CITRIX THINK OF THE OFFER?

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or refrain from tendering your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. (Section 15) Citrix recommends that you consult with your personal tax advisor when deciding whether or not you should tender your Eligible Options.

WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

The commencement date of the Offer is September 11, 2007.

The Offer will expire at 11:59 P.M. Eastern Time on October 8, 2007 (unless we extend the Offer).

The Eligible Options will be amended on October 9, 2007 (unless we extend the Offer). Please be aware that your option account with E*Trade may not accurately reflect the amendment for one to two business days following the Amendment Date.

The Cash Payment for the Amended Options is currently expected to be paid in January 2008.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact the Stock Administration Department at employeeservices-stock@citrix.com.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves risks discussed in this Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2007 and June 30, 2007 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 “Additional Information.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

Tax-Related Risks

The IRS could change the expected Section 409A tax consequences. As described above and in Section 2 below, based on the current guidance and final regulations under Section 409A, your Eligible Options will be subject to adverse tax consequences under Section 409A, unless they are brought into compliance with Section 409A before January 1, 2008 or any earlier exercise of those options. We believe that we have complied in good faith with the current guidance and final regulations under Section 409A in structuring the Offer in a manner which will provide you with the opportunity to avoid the taxation of your Eligible Options under Section 409A. We cannot guarantee the effect of any future IRS guidance.

Taxable events even if amended options are not exercised. Any cash payments received for eligible options that you elect to amend will be subject to regular income and employment tax withholdings at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the Cash Payment.

Tax-related risks for residents of multiple countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

State and local taxes. The discussion in Section 2 and Section 15 of the Offer describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.

Eligible Optionees should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks

You are responsible for making sure that your initial Election Form and any subsequent changes to your Election Form pursuant to which you withdraw or re-tender your Eligible Options are received by us before the Expiration Date. We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by emailing an Election Confirmation Statement to your Citrix email address within one to two business days after receipt. If you have not received an Electronic Confirmation Statement in the timeframe prescribed, it is your responsibility to confirm that we have received your complete submission by emailing a copy of the election information that you will have printed from the Offer website at the time you submit your Election Form online to the Stock Administration Department at employeeservices-stock@citrix.com.

Business Related Risks

If you participate in the Offer, you should be aware that there are a number of risks that Citrix is exposed to in the ordinary course of business. You are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

THE OFFER

1. ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH PAYMENT; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise and before January 1, 2008. Citrix Systems, Inc. has decided to offer Eligible Optionees holding Eligible Options the opportunity to amend each such option and thereby avoid taxation of that option under Section 409A.

Eligible Options

An outstanding option to purchase shares of Citrix common stock will be eligible for amendment pursuant to the Offer if that option meets each of the following conditions:

(i)	The option was granted under one of the Plans;

(ii)	The option was retroactively priced in that the exercise price per share currently in effect for that option is based on the fair market value per share of Citrix common stock on a date earlier than the date on which the option grant was actually finalized;

(iii)	The option has an exercise price per share that is less than the fair market value per share of the common stock underlying the option on the date on which the option grant was actually finalized;

(iv)	The option was unvested as of December 31, 2004;

(v)	The option is held by an individual who is, on the expiration of this Offer, an Eligible Optionee; and

(vi)	The option is outstanding on the expiration date of this Offer.

An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions, then only that portion will be an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this Offer.

Your individualized Eligible Option table in the Election Form that is available on the Offer website https://ctxs.equitybenefits.com will also set forth the actual grant date and option number for each Eligible Option you hold, the original per share of Citrix common stock on that date, the number of shares of common stock subject to each Eligible Option, the new exercise price and the cash amount payable to you in January 2008.

Additional Definitions

You should also be familiar with the following additional definitions that are important to the understanding of the terms of the Offer.

“New Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the fair market value per share of the Company’s common stock on the date on which the option grant was actually finalized.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Citrix common stock purchasable under that option to the New Exercise Price determined for such option.

“Amendment Agreement” will mean the Stock Option Amendment and Cash Payment Agreement that will evidence the New Exercise Price for each of your Amended Options and set forth the terms of the Cash Payment payable with respect to those Amended Options.

“Amendment Date” will mean the date on which the Eligible Options is amended to increase the exercise price of that option to the New Exercise Price and will be October 9, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Cash Payment” is the special Cash Payment to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.

“Election Form” is the form that the Eligible Optionee must use to notify the Company as whether he or she has elected to tender for amendment his or her Eligible Options pursuant to the terms of the Offer.

“Eligible Optionee” is each person who possesses Eligible Options and is, on the expiration date of the Offer, a current employee of the Company (other than an executive officer or director) or any affiliated entity (such as a subsidiary or joint venture entity) and subject to income taxation in the United States with respect to his or her Eligible Options.

“Expiration Date” means 11:59 P.M. Eastern Time on October 8, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

“Fair Market Value” per share of Citrix common stock on any relevant date will be deemed to be equal to the closing price per share of such stock on that date on Nasdaq.

Upon the terms and subject to the conditions of the Offer, we will amend all Eligible Options tendered by Eligible Optionees in accordance with Section 4 that are not otherwise validly withdrawn in accordance with Section 5 before the Expiration Date. For each Amended Option, the exercise price per share will be increased to the New Exercise Price and that option will thereby avoid taxation under Section 409A.

Amendment of Eligible Options and Cash Payment

Upon the terms and subject to the conditions of the Offer, we will amend each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4, and not validly withdrawn in accordance with Section 5 before the Expiration Date. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment. The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the New Exercise Price determined for that option. To the extent a retroactively-priced option was vested as of December 31, 2004, that portion of the option would not be subject to taxation under Section 409A and will not be an Eligible Option for purposes of the Offer. Accordingly, the New Exercise Price would not be in effect for the portion of a retroactively-priced option that was vested as of December 31, 2004. The New Exercise Price will apply only to the portion of a retroactively-priced option that was not vested as of December 31, 2004, and that portion thereby qualifies as an Eligible Option.

Each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the New Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately before the amendment to the exercise price.

Each Eligible Optionee whose Eligible Options are amended pursuant to the Offer will become entitled to a special Cash Payment from the Company. The amount of the Cash Payment payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the New Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of the Company’s common stock purchasable under that option at the New Exercise Price. The

Cash Payment is currently expected to be in January 2008. Such a delayed payment is required by applicable IRS regulations. The payment when made will be subject to the Company’s collection of all taxes and payments required to be withheld by the Company. Such Cash Payment will be paid whether or not the Eligible Optionee continues in the Company’s employ through the payment date.

Former Employees

If you are not in the employ of the Company or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

Additional Considerations

In deciding whether to tender Eligible Options pursuant to the Offer, you should know that Citrix continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except (i) as otherwise disclosed in the Offer or in our filings with the SEC and (ii) for the proposed acquisition of XenSource, Inc., for which a definitive agreement has been signed and which is targeted to close in the fourth quarter of 2007, we presently have no plans or proposals that relate to or would result in:

(a)	Any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	Any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	Any material change in our present dividend policy or our indebtedness or capitalization;

(d)	Any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

(e)	Any other material change in our corporate structure or business;

(f)	Our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	The suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	The acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j)	Any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

2. PURPOSE OF THE OFFER.

We are making this Offer to amend the Eligible Options because of potential adverse tax consequences that may apply. As a result of a thorough investigation of the Company’s past option granting practices and related accounting, we have determined that each Eligible Option was retroactively priced in that the exercise price per share currently in effect for that option was based on the fair market value per share of our common stock on a date earlier than the date on which that option was actually finalized.

Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. Citrix has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by amending the exercise price per share to the New Exercise Price determined for each such option.

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS provided guidance and issued regulations with respect to certain items of compensation under Section 409A. The guidance and final regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance before exercise and before January 1, 2008, we believe, on the basis of our understanding and interpretation of the applicable guidance and final regulations, that the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below, although it is not entirely clear at present how that option will actually be taxed under Section 409A.

The adverse tax consequences include income tax consequences in the year the option becomes vested, even though the option has not been exercised. Under IRS guidance to date, it appears that the measurement date for determining taxation is December 31 of the year of vesting, unless the option is exercised prior to year end; in which case, the measurement date for determining income inclusion is the date of exercise. On the measurement date, the optionee would recognize taxable income in an amount equal to the fair market value of the option shares on such date, less the exercise price. In addition, federal law imposes a 20% penalty tax, plus interest. Further, it is possible that during each subsequent taxable year (until the option is exercised or expires), any increase in the fair market value of the shares underlying the option will be taxable to the optionee and may be subject to the additional 20% tax and interest penalties.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

If you elect not to amend your Eligible Options pursuant to the Offer, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws. If you exercise an Eligible Option in the 2007 calendar year without first bringing that option into compliance with Section 409A, then it is possible that the 20% penalty tax under Section 409A with respect to that exercised option may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties may be based on the spread (the excess of the fair market value per share over the exercise price) which existed on the vested option shares at the close of the 2005 and 2006 calendar years. However, the applicable IRS guidance to date is not entirely clear on this point.

Pursuant to the transitional relief that the Treasury Department provided under Section 409A, to avoid any adverse tax consequences under Section 409A with respect to the portion of your stock options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options (the “409A Portion”) into compliance with the requirements of Section 409A. Citrix is now offering you the opportunity to bring the 409A Portion of your stock options into compliance with Section 409A as follows:

•

The 409A Portion of each of your stock options could be amended to increase the exercise price to the New Exercise Price determined for that portion. Such an amendment to the exercise price would bring the 409A Portion of each option into compliance with Section 409A, and you could exercise that 409A-compliant portion as you choose, subject only to the existing exercise provisions and option term in effect for each such option.

Accordingly, pursuant to the Offer, you may tender your Eligible Options to Citrix for amendment. The exercise price per share for each Amended Option will be increased to the New Exercise Price determined for that option, and that Amended Option would not be subject to adverse tax consequences under Section 409A described above.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

Neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A and comparable state tax laws. You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your own tax advisor.

3. STATUS OF ELIGIBLE OPTIONS NOT AMENDED.

If you choose not to tender your Eligible Options for amendment, those options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that violates Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A and comparable state tax laws.

4. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

If you are an Eligible Optionee, you will receive on the commencement of the Offer an email announcing the Offer with a link to the Offer website. Once you have logged onto the Offer website and clicked on the MAKE AN ELECTION button, you will be directed to your Election Form that contains the following personalized information with respect to each Eligible Option you hold:

•	The grant date and option number for each Eligible Option that you hold;

•	The original price per share of Citrix common stock on that date;

•	The number of shares of the common stock subject to each Eligible Option;

•	The new exercise price of each Eligible Option; and

•	The cash amount payable to you in January 2008.

You will need to check the appropriate box to indicate whether you elect to tender your Eligible Options for amendment in accordance with the terms of the Offer. After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to a confirmation page titled “Election Confirmation” that will allow you to print your election information. Please print this page and keep a copy for your records. You will then be deemed to have completed the election process for tendering your Eligible Options.

If you are not able to submit your election electronically via the Offer website as a result of technical failures inherent to the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to the Company by mailing it to the Citrix Stock Administration Department at Citrix Systems, Inc., Attn: Stock Administration Department, 851 West Cypress Creek Road, Fort Lauderdale, FL 33309. To obtain a paper Election Form, please contact the Stock Administration Department via e-mail at employeeservices-stock@citrix.com or via facsimile at (954) 267-2565.

If you decide to accept the Offer with respect to your Eligible Options, you must properly complete and submit the Election Form by logging onto the Offer website at https://ctxs.equitybenefits.com by 11:59 Eastern Time on October 8, 2007. If we extend the Offer beyond October 8, 2007, you must deliver those documents before the extended expiration date of the Offer.

We will not accept any Election Form after the expiration of the Offer. If you do not complete and submit the Election Form on the Offer website before the expiration of the Offer, your Eligible Options will not be amended pursuant to the Offer, and you will not be eligible for any Cash Payment.

If you choose to tender any of your Eligible Options for amendment, you must tender all of your Eligible Options for amendment. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

If your Election Form includes any option that is not an Eligible Option or includes only a portion of your outstanding Eligible Option, then we will not accept the tendered option or portion for amendment.

Determination of validity; rejection of option shares; waiver of defects; no obligation to give notice of defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that comprises an Eligible Option for purposes of this Offer; (ii) the New Exercise Price to be in effect under each Amended Option, (iii) the number of shares of our common stock purchasable under the Amended Option at the New Exercise Price and (iv) the amount of the Cash Payment payable with respect to each Amended Option. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our acceptance constitutes an agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly tendered Eligible Options that have not been validly withdrawn, and on the next business day we will increase the exercise price per share to the New Exercise Price determined for that option.

Our acceptance of your tendered Eligible Options for amendment pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Accordingly, we will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment. Such notice may be by email, press release or other means. In addition, you will receive an email confirming the fact that you have tendered your Eligible Options and setting forth the terms and conditions of your Amended Options. This email will incorporate the terms of the Amendment Agreement and together constitute an effective amendment to your Eligible Options, and you will not be asked to sign any documents in connection with your Amended Options. The email will set forth the increases to the exercise prices of your Amended Options and confirm the Company’s unconditional obligation to pay you the Cash Payment for each of your Amended Options. Such Cash Payment is currently expected to be paid in January 2008 and will be paid whether or not you continue in the Company’s employ through the payment date.

5. WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

(i)	You may withdraw your tendered Eligible Options at any time before 11:59 P.M. Eastern Time, on the Expiration Date of the Offer. In addition, unless we accept and amend your Eligible Options before 11:59 p.m. on October 8, 2007 (the 20th business day after the commencement date of the Offer), you may withdraw your tendered options at any time thereafter.

(ii)	To validly withdraw your tendered Eligible Options, you must use the Offer website at https://ctxs.equitybenefits.com to revise your Election Form to indicate that you no longer wish to tender your Eligible Options for amendment.

You may only revise your Election Form to withdraw your Eligible Options from the Offer while you still have the right to withdraw the tendered options in accordance with the subparagraph (i) above.

IF YOU CHOOSE TO WITHDRAW ANY OF YOUR TENDERED ELIGIBLE OPTIONS, YOU MUST WITHDRAW ALL OF YOUR TENDERED ELIGIBLE OPTIONS.

Once you withdraw your Eligible Options they will no longer be deemed tendered for amendment pursuant to the Offer, unless you properly re-tender them before the Expiration Date by following the election and tender procedures described in Section 4.

Neither Citrix nor any other person is obligated to give notice of any defects or irregularities in any revised Election Form submitted to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of revised Election Forms purporting to withdraw tendered Eligible Options from the Offer. Our determination of these matters will be final and binding.

6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT AND COMMITMENT TO PAY CASH PAYMENT WITH RESPECT TO AMENDED OPTIONS.

Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the New Exercise Price on the next business day, currently scheduled to be October 9, 2007. If we extend the Expiration Date, then the accepted Eligible Option will be amended as soon as practicable after the extended Expiration Date.

We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment. Such notice may be by email, press release or other means. In addition, you will receive an email confirming the fact that you have tendered your Eligible Options and setting forth the terms and conditions of your Amended Options. This email will incorporate the terms of the Amendment Agreement and together constitute an effective amendment to your Eligible Options, and you will not be asked to sign any documents in connection with your Amended Options. The email will set forth the increases to the exercise prices of your Amended Options and confirm the Company’s unconditional obligation to pay you the Cash Payment for each of your Amended Options. Such Cash Payment is currently expected to be paid in January 2008 and will be paid whether or not you continue in the Company’s employ through the payment date.

However, if you are not in the employ of the Company or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

7. CONDITIONS OF THE OFFER.

We will not accept any Eligible Options tendered to us for amendment, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), if at any time on or after September 11, 2007, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment:

(i)	There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the Cash Payments or otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(ii)	There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or other affiliated entities, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the amendment of the tendered Eligible Options or payment of the Cash Payments illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment some or all of the tendered Eligible Options;

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materially impair the benefits we hope to convey as a result of the Offer, that we believe would occur only as a result of further changes to Section 409A of the Code, the regulations promulgated thereunder or other tax laws that would affect the Offer or the Eligible Options; or

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materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(iii)	There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

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any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	the declaration of banking moratorium or any suspension of payments in respect of banks in the United States;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might effect the extension of credit to us by banks or other lending institutions;

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the commencement or continuation of a war or other national calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

(iv)	There shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(v)	A tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

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any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before September 11, 2007;

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any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before September 11, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

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any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(vi)	If we determine that an alternative solution is available to Citrix and the Eligible Optionees to resolve the adverse personal tax consequences for Eligible Optionees relating to the Eligible Options and the Citrix Board of Directors approves such actions;

(vii)	Any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or other affiliated entities or otherwise makes it inadvisable for us to proceed with the Offer; or

(viii)	Any rules, regulations or actions by any governmental authority, Nasdaq, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Citrix that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date (or the extended expiration date). We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for the Eligible Options or any other options granted under our Plans.

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “CTXS.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on The Nasdaq Global Select Market.

QUARTER ENDED	HIGH	LOW
June 30, 2007	$34.61	$30.48
March 31, 2007	$33.06	$26.83
December 31, 2006	$35.39	$26.82
September 30, 2006	$40.29	$28.00
June 30, 2006	$45.16	$34.61
March 31, 2006	$37.90	$29.24
December 31, 2005	$29.24	$23.80
September 30, 2005	$25.41	$21.40
June 30, 2005	$25.37	$21.34
March 31, 2005	$24.10	$21.07

On September 5, 2007 the last reported sale price of our common stock on The Nasdaq Global Select Market was $36.52 per share.

The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS.

Consideration

If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the New Exercise Price determined for each such option. Except for such New Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for each such option, and the exercise period and expiration date for each option will also remain unchanged.

If you are not in the employ of the Company or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be accepted for amendment. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

Should you accept this Offer, then with respect to your Eligible Options, you will be eligible to receive the special Cash Payment. The Cash Payment is currently expected to be paid in January 2008, and you will be a general creditor of Citrix with respect to the Cash Payment.

If all Eligible Options tendered pursuant to the Offer are amended, then the resulting Amended Options will cover approximately 551,912 shares of our common stock in the aggregate, which represents approximately 0.31% of the total number of shares of our common stock outstanding as of September 5, 2007. The Cash Payments payable pursuant to this Offer will be in the total maximum dollar amount of approximately $1,434,650, assuming the exercise price of each tendered Eligible Option is increased to the fair market value per share on the actual grant date of that option.

Terms of Amended Options

The amendment of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

Summary of the Plans

The following is a description of the principal features of the affected plans. The description of each Plan is subject to, and qualified in its entirety by reference to, all the provisions of the applicable Plan and the form of stock option agreement in effect for the Eligible Options granted under that Plan. The complete documents for the 1995 Plan, the Net6 Plan and the 2005 Plan have been filed as Exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and our Annual Report on Form 10-Q for the fiscal quarter ended June 30, 2006, respectively. Please contact the Stock Administration Department at employeeservices-stock@citrix.com to receive a copy of each plan document and the form of stock option agreement for each plan. We will promptly furnish you copies of those documents at our expense.

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1995 Plan: The 1995 Plan was approved by the Board of Directors on September 28, 1995. It was amended in May 2000, July 2000, January 2001 and November 2003. The 1995 Plan expired on September 29, 2005. Options granted under the plan vest according to the vesting schedule set forth in each option grant and generally expire no more than 10 years after the date of grant. Options granted under the 1995 Plan generally are exercisable, to the extent vested, for 90 days from the date of termination if the optionee’s employment terminates for a reason other than his or her death. If the optionee’s employment or other service terminates by reason of death, the optionee’s estate generally will have six months from the date of termination to exercise the vested portion of the options.

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Net6 Plan: The Net6 Plan was adopted by Net 6, Inc. on October 25, 2000. Net6, Inc. is a subsidiary of Citrix. Options granted under the plan vest according to the vesting schedule set forth in each option grant and generally expire no more than 10 years after the date of grant. Provisions regarding employee termination vary according to each stock option grant.

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2005 Plan: The 2005 Plan was adopted by Citrix in May 2005. The 2005 Plan was amended in February 2006. Options granted under the plan vest according to the vesting schedule set forth in each option grant and generally expire no more than 10 years after the date of grant. Options granted under the 2005 Plan generally are exercisable, to the extent vested, for 90 days from the date of termination.

Term of Options

The term of options granted under the Plans is as stated in the option agreements. All options amended pursuant to this Offer will expire on the same date as the scheduled expiration of the eligible options they amend. Amended options will expire earlier upon your termination of employment with Citrix, in accordance with terms of the Plans.

Exercise Price

The amended options will have an exercise price equal to the fair market value of the underlying stock on the date on which the option grant was actually finalized.

Vesting and Exercise

Any amended option you receive will be subject to the same vesting schedule as the option it amends, and you will receive vesting credit for any vesting credit that accrued under the original option. That means that upon the amendment date and time, your amended options will be vested to the same extent and will continue to vest at the same rate as the options they amend. Continued vesting is subject to your continued employment with us through each relevant vesting date.

Adjustments upon Certain Events

Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate into, or are acquired by, another entity, prior to the expiration of the Offer, you may choose to withdraw any options with respect to which you elected to accept this Offer and your options will be treated in accordance with the Plans and with your option agreement. Further, if we are acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement, and you will receive no amended options, cash payments or other consideration for the options. If we are acquired prior to the expiration of the Offer but do not withdraw the Offer, we (or the successor entity) will notify you of any material changes to the terms of the Offer or amended options, including any additional adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of such adjustments, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this Offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. This could result in option holders who do not participate in this Offer receiving a greater financial benefit than option holders who do participate, even after taking into account the potential adverse tax consequences of not participating. In addition, your amended options may be exercisable for stock of the acquirer, not Citrix common stock, while option holders who decide not to participate in this Offer might be able to exercise their options before the effective date of the merger or acquisition and sell their Citrix common stock before the effective date.

If we are acquired, it is possible that an acquirer could terminate your employment or other service and therefore, to the extent that you have any amended options subject to vesting, such options will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee or other service provider on the scheduled payment date, you will still receive any cash payments to which you are entitled as a result of your participation in this Offer.

Finally, if we are acquired after the options for which you have chosen to accept this Offer have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the Plans and as amended in accordance with this Offer.

Changes in Capitalization

The Plans generally provide that in the event of any stock split, stock dividend, combination or reclassification, or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration, the Administrator will proportionately adjust the number of shares of common stock which may be delivered under the Plans, and the number and price of shares of common stock subject to outstanding awards thereunder.

Taxation of Non-Statutory Stock Options

An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which ends the calendar year in which such ordinary income is recognized by the optionee.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Citrix grant. You should be certain to consult your personal tax advisor to discuss these consequences.

Transferability of Options

Except under the Net6 Plan, which allows for the transfer of shares to certain charitable organizations, certain trusts, and issue of the holder, options granted under the Plans generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution.

Registration of Shares Underlying the Options

All of the shares of Citrix common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Citrix for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.

10. AMENDED OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

Except for the New Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule currently in effect for that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged.

11. INFORMATION CONCERNING CITRIX.

Citrix Systems, Inc., is a Delaware corporation founded on April 17, 1989. We design, develop and market technology solutions that enable on-demand access to information and applications. We market and license our products through multiple channels such as value-added resellers, channel distributors, system integrators, independent software vendors, our websites and original equipment manufacturers. Our principal executive offices are located at 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, and our telephone number is (954) 267-3000. If you have questions regarding how to participate in this Offer, please contact the Stock Administration Department at employeeservices-stock@citrix.com.

A summary of the financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the fiscal quarters ended on March 31, 2007 and June 30, 2007, which are incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend. Please see Section 18 of this Offer to Amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

The book value per share of Citrix’s common stock was $9.07 as of June 30, 2007.

12. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.

A list of the current members of our Board of Directors and executive officers is attached as Schedule A to this document. As of September 5, 2007 our current executive officers and directors as a group beneficially owned outstanding options under our various stock option plans to purchase a total of 2,721,669 shares of our common stock and restricted stock units under those plans covering an additional 67,815 shares of our common stock in the aggregate. That number represented approximately 1.55% of the shares of our common stock subject to all options and restricted stock units outstanding under our various stock option plans as of that date.

Members of our Board of Directors and our executive officers may not participate in this Offer and, therefore. do not hold any interests in the subject securities.

Other than stock option grants, restricted stock unit awards and other stock-based awards in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock that were effected during the 60-day period ended September 11, 2007 by Citrix or by any current executive officer, director, affiliate or subsidiary of Citrix.

On August 14, 2007, we signed a definitive agreement to acquire XenSource, Inc., or XenSource, a privately held leader in enterprise-grade virtual infrastructure solutions. The Sevin Rosen funds, a venture capital firm, is a stockholder in XenSource. Stephen Dow, a member of our Board of Directors, is a general partner of the Sevin Rosen funds and does not directly hold any interest in XenSource. Although the Sevin Rosen funds are represented on the Board of Directors of XenSource, Mr. Dow is not a director of XenSource. Our acquisition of XenSource, if closed, will provide a return to all the partners of the Sevin Rosen funds, including Mr. Dow. Subject to certain assumptions, we currently estimate that the potential allocation to Mr. Dow through the general partner entities of the Sevin Rosen funds related to the acquisition of XenSource is approximately $1.9 million. Mr. Dow has been on our Board of Directors since 1989 and currently owns 262,349 shares of our common stock. Mr. Dow did not attend the meeting at which our Board approved the transaction and recused himself from the vote to approve the transaction.

13. STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the New Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the particular Plan under which it was originally granted.

Pursuant to the accounting standards in effect under FAS 123R, we will not recognize a compensation expense for financial reporting purposes with respect to the amendment of the Eligible Options to increase the exercise price per share to the New Exercise Prices. We will recognize a compensation expense for financial reporting purposes in the amount of the Cash Payments that become payable pursuant to the terms of the Offer. That expense will be accrued for the fiscal quarter in which we accept the tendered Eligible Options for amendment.

14. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the New Exercise Prices and paying the Cash Payments or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options and the payment of the Cash Payments as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for amendment or the payment of the Cash Payments pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7.

15. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Payments. Foreign, state and local tax consequences are not addressed.

Acceptance of Offer

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option

The amendment of your Eligible Options to increase the exercise price per share to the New Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option

Your Amended Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Citrix must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares

The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one year after the date the Amended Option is exercised for those shares.

Cash Payment

You will be immediately taxed upon receipt of the Cash Payment. The payment will constitute wages for tax withholding purposes. Accordingly, Citrix must withhold all applicable federal, state and local income and employment taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

Foreign Taxation

If you are subject to the tax laws of jurisdictions in addition to the Untied States, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Citrix option grant and/or your participation in the Offer. You should consult your personal tax advisor to discuss these consequences.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for amendment is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 A.M. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(1)	we increase or decrease the amount of consideration offered for the Eligible Options, or

(2)	we decrease or increase the number of Eligible Options eligible to be tendered in the Offer.

17. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment pursuant to this Offer. The fees and expenses of the Offer incurred by the Company are not material to the Company.

18. ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment:

(a)	our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on September 7, 2007;

(b)	our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2007 and June 30, 2007 filed with the SEC on September 7, 2007;

(c)	all other reports filed pursuant to section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by our Annual Report referred to in (a) above (other than information furnished under items 2.02 of 7.01 of Form 8-K); and

(d)	the description of our common stock included in our registration statement on Form S-1, which was filed with the SEC on May 24, 1996, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 0-27084. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Stock Administration Department at employeeservices-stock@citrix.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to Citrix in this document should be read together with the information contained in the documents to which we have referred you.

19. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This document and our SEC reports referred to above contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the 1934 Act. All statements other than statements of historical fact may be forward-looking statements. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, the risks summarized in the immediately succeeding paragraph and the following: the success and growth of the company’s product lines; the company’s product concentration and its ability to develop and commercialize new products and services; the success of investments in its product groups, foreign operations and vertical and geographic markets; Citrix’s and Microsoft’s ability to develop and market a multi-function Citrix branch office appliance; the company’s ability to successfully integrate the operations and employees of acquired companies, and the possible failure to achieve or maintain anticipated revenues and profits from acquisitions; the company’s ability to maintain and expand its core business in large enterprise accounts; the company’s ability to attract and retain small-sized customers; the size, timing and recognition of revenue from significant orders; the effect of new accounting pronouncements on revenue and expense recognition; the company’s reliance on and the success of the company’s independent distributors and resellers for the marketing and distribution of the company’s products and the success of the company’s marketing and licensing programs; intellectual property litigation; increased competition; changes in the company’s pricing policies or those of its competitors; management of operations and operating expenses; charges in the event of the impairment of assets acquired through business combinations and licenses; the management of anticipated future growth and the recruitment and retention of qualified employees; competition and other risks associated with the market for our Web-based access, training and customer assistance products and appliance products; as well as risks of downturns in economic conditions generally; political and social turmoil; and the uncertainty in the IT spending environment; and other risks detailed in the company’s filings with the Securities and Exchange Commission (“SEC”). Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Other factors that might cause actual results to differ materially from those anticipated by the forward-looking statements include those discussed in Item 1A, “Risk Factors” as well as in Item 1, “Business” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the 2006 fiscal year filed with the SEC on September 7, 2007. You should carefully review these risks and also review the risks described in other documents we file from time to time with the SEC, including our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2007 and June 30, 2007.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document and the related Tender Offer Statement on Schedule TO, including the documents incorporated therein and the exhibits thereto. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer and the related Tender Offer Statement on Schedule TO, including the documents incorporated therein and the exhibits thereto, you must not rely upon that representation or information as having been authorized by us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer and the related Tender Offer Statement on Schedule TO, including the documents incorporated therein and the exhibits thereto.

SCHEDULE A

INFORMATION CONCERNING

THE DIRECTORS AND EXECUTIVE OFFICERS

OF CITRIX SYSTEMS, INC.

The directors and executive officers of Citrix Systems, Inc. are set forth in the following table:

Name		Position and Offices Held
Mark B. Templeton	54	President, Chief Executive Officer and Director

David J. Henshall	39	Senior Vice President and Chief Financial Officer

John C. Burris	52	Senior Vice President, Worldwide Sales and Services

David R. Friedman	46	General Counsel, Senior Vice President, Human Resources, and Secretary

Wesley R. Wasson	40	Corporate Vice President, Worldwide Marketing

Thomas F. Bogan	55	Director

Murray J. Demo	46	Director

Stephen M. Dow	51	Director

Asiff Hirji	40	Director

Gary E. Morin	58	Director

Godfrey Sullivan		Director

The address of each director and executive officer is: c/o Citrix Systems, Inc., 851 West Cypress Creek Road Fort Lauderdale, Florida 33309, U.S.A.

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF CITRIX SYSTEMS, INC.

	For the Six Months Ended June 30, 2007	For the Fiscal Year Ended
(In thousands, except share and per share amounts)		December 31, 2006	December 31, 2005
Revenues	$642,452	$1,134,319	$908,722
Cost of revenues	$61,278	$98,698	$58,099
Operating expenses	$488,209	$832,277	$646,951
Income from operations	$92,965	$203,344	$203,672
Other income (expense), net	$23,846	$39,737	$20,682
Income before income taxes	$116,811	$243,081	$224,354
Net income	$91,023	$182,997	$165,609
Earnings per share:
Basic	$0.51	$1.01	$0.96
Diluted	$0.49	$0.97	$0.93
Weighted average shares outstanding:
Basic	179,529	180,992	172,221
Diluted	184,893	187,725	177,771
Current assets	$1,030,843	$811,737	$727,409
Noncurrent assets	$1,252,079	$1,212,736	$971,573
Current liabilities	$615,108	$535,543	$432,354
Noncurrent liabilities	$36,818	$24,641	$52,100
Shareholders’ equity	$1,630,996	$1,464,289	$1,214,528